Exhibit 4.21

Power of Attorney

We, Bangxin Zhang, Yachao Liu and Yunfeng Bai, in aggregate own 100% of the equity interests of Beijing Dididaojia Education Technology Co., Ltd. (“Didi Education”) (respectively, Bangxin Zhang owns 75.5%, Yachao Liu owns 14% and Yunfeng Bai owns 10.5% of Didi Education). And we hereby irrevocably authorize Beijing Century TAL Education Technology Co., Ltd. (“WFOE”) to exercise the following rights concerning the abovementioned equity interests:

We exclusively authorize WFOE or its designated representative(s) (“Trustee”) to exercise our rights as our agent according to the agent’s own will, which include but not limited to:

1.	Participating the shareholders’ meeting of Didi Education;
2.	Exercising all the rights of shareholders of Didi Education on their shareholders’ meetings according to relevant laws and regulations and the Articles of Association of such companies, including but not limited to the right to nominate and the right to vote.

Without any restriction to the Power of Attorney, Trustee has the right to sign the Equity Interest Transfer Agreement in the Option Agreement on behalf of us within the limit of the Power of Attorney, and to perform the Option Agreement and Equity Interest Pledge Agreement dated as of , 2015 to which we are parties.

The Power of Attorney is irrevocable and constantly effective during the period when we are shareholders of Didi Education commencing from the date of signature.

During the effective period of the Power of Attorney, we will not exercise the rights which are related to the equity interests of Didi Education and have been authorized to Trustee hereby.

We hereby acknowledge any legal consequences caused by Trustee’s exercise of the authorized rights and agree to bear any liabilities thereof. We hereby confirm that in any case Trustee shall not be required to bear any liabilities or make any economic compensation for exercise of such authorized rights.

We’ll provide Trustee with sufficient assistance on exercise of the abovementioned authorized rights, including timely signing the shareholders’ decision or other legal documents provided by Trustee when necessary, for instance, documents required to be submitted with relevant governmental authorities for approval, registration or filing procedures.

If the authorization or exercise of the abovementioned rights cannot be realized for any reason within the effective period of the Power of Attorney, the parties shall seek a substitute plan which is most similar with the arrangements hereunder and modify or adjust the terms and conditions of the Power of Attorney by signing supplementary agreement to ensure the realization of the purpose of the Power of Attorney.

[THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY, AND THE NEXT PAGE IS THE SIGNATURE PAGE.]

[SIGNATURE PAGE OF THE POWER OF ATTORNEY]

Bangxin Zhang: Signature: /s/ Bangxin Zhang	Yunfeng Bai: Signature: /s/ Yunfeng Bai
Yachao Liu: Signature: /s/ Yachao Liu
Date: August 4, 2015